Exhibit 99.1

For Immediate Release: March 11, 2008	The Buckle, Inc. 2407 W. 24th St. Kearney, NE 68845 P.O. Box 1480 Kearney, NE 68848-1480 phone: 308-236-8491 fax: 308-236-4493 web: www.buckle.com

Contact	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
308/236-8491

THE BUCKLE, INC. REPORTS
FOURTH QUARTER AND FISCAL YEAR 2007 NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended February 2, 2008 increased 31.7 percent on an 18.3 percent net sales increase. The Company’s net income for the fiscal year ended February 2, 2008 increased 35.0 percent on a 16.9 percent net sales increase.

Net income for the fourth quarter of fiscal 2007 was $29.1 million, or $0.98 per share ($0.94 per share on a diluted basis), compared with $22.1 million, or $0.77 per share ($0.73 per share on a diluted basis) for the fourth quarter of fiscal 2006.

Net income for the fiscal year ended February 2, 2008 was $75.2 million or $2.53 per share ($2.44 per share on a diluted basis), compared with $55.7 million or $1.93 per share ($1.86 per share on a diluted basis) for the fiscal year ended February 3, 2007.

Comparable store net sales for the 13-week fourth quarter ended February 2, 2008 increased 18.7 percent from comparable store net sales for the 13-week period ended February 3, 2007. Net sales for the 13-week fourth quarter ended February 2, 2008 were up 25.2 percent compared to the 13-week period ended February 3, 2007. Net sales for the 13-week fourth quarter ended February 2, 2008 increased 18.3 percent to $207.0 million compared to net sales of $175.0 million for the prior year 14-week fourth quarter ended February 3, 2007.

Comparable store net sales for the 52-week fiscal year ended February 2, 2008 increased 13.2 percent from comparable store net sales for the 52-week period ended February 3, 2007. Net sales were up 18.7 percent compared to the 52-week period ended February 3, 2007. Net sales for the 52-week fiscal year ended February 2, 2008 increased 16.9 percent to $619.9 million from net sales of $530.1 million for the prior year 53-week fiscal year ended February 3, 2007.

During fiscal 2007, the Company purchased and retired 642,500 shares of its outstanding common stock at an average price of $33.58 per share. Of the shares repurchased, 380,100 were purchased pursuant to the 1,500,000 share corporate stock repurchase program authorized by the Board of Directors on October 12, 2005, and amended on March 24, 2006, completing this authorization. Additionally, 262,400 shares were purchased pursuant to the 500,000 share corporate stock repurchase program authorized by the Board of Directors on November 27, 2007. The Company has 237,600 shares remaining to complete this authorization.

Management will hold a conference call at 9:30 a.m. EDT today, to discuss fourth quarter results. To participate in the call, please dial (866) 812-0403 and reference the conference code 914338. A replay of the call will be available for a two-week period beginning March 11, 2008, at 11:30 a.m. EDT by dialing (800) 475-6701 and entering the conference code 914338.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 370 retail stores in 38 states, which includes the opening of one new store on March 6, 2008 in South Jordan, Utah. As of the end of the fiscal year, it operated 368 stores in 38 states compared with 350 stores in 38 states at the end of fiscal 2006.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen	Fourteen	Fifty-two	Fifty-three
	Weeks Ended		Weeks Ended
	February 2,	February 3,	February 2,	February 3,
	2008	2007	2008	2007 (1)

SALES, Net of returns and allowances	$206,961	$174,986	$619,888	$530,074

COST OF SALES (Including buying,
distribution and occupancy costs)	115,088	99,416	365,350	322,760

Gross profit	91,873	75,570	254,538	207,314

OPERATING EXPENSES:
Selling	38,346	35,490	118,699	107,592
General and administrative	10,595	8,447	26,212	20,701
	48,941	43,937	144,911	128,293

INCOME FROM OPERATIONS	42,932	31,633	109,627	79,021

OTHER INCOME, Net	2,623	2,973	9,183	9,032

INCOME BEFORE INCOME TAXES	45,555	34,606	118,810	88,053

PROVISION FOR INCOME TAXES	16,491	12,534	43,563	32,327

NET INCOME	$29,064	$22,072	$75,247	$55,726

EARNINGS PER SHARE:
Basic	$0.98	$0.77	$2.53	$1.93

Diluted	$0.94	$0.73	$2.44	$1.86

Basic weighted average shares	29,767	28,847	29,701	28,902
Diluted weighted average shares	30,817	30,232	30,836	30,014

(1) Derived from audited financial statements.

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	February 2,	February 3,
ASSETS	2008 (2)(3)	2007 (1)

CURRENT ASSETS:
Cash and cash equivalents	$64,293	$35,752
Short-term investments	102,910	115,721
Accounts receivable, net of allowance of $62 and $72, respectively	2,800	4,046
Inventory	77,639	70,306
Prepaid expenses and other assets	13,979	12,401
Total current assets	261,621	238,226

PROPERTY AND EQUIPMENT:	240,237	215,630
Less accumulated depreciation and amortization	(137,903)	(121,811)
	102,334	93,819

LONG-TERM INVESTMENTS	81,201	31,958
OTHER ASSETS	5,501	4,195

	$450,657	$368,198

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$25,155	$14,670
Accrued employee compensation	27,836	17,800
Accrued store operating expenses	5,704	4,468
Gift certificates redeemable	8,511	6,709
Income taxes payable	10,020	5,562
Total current liabilities	77,226	49,209

DEFERRED COMPENSATION	4,127	3,368
DEFERRED RENT LIABILITY	30,984	29,034
Total liabilities	112,337	81,611

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; 29,841,668 and 29,408,576
shares issued and outstanding at February 2, 2008 and February 3, 2007, respectively	298	294
Additional paid-in capital	46,977	43,493
Retained earnings	291,045	242,800
Total stockholders’ equity	338,320	286,587

	$450,657	$368,198

(1)	Derived from audited financial statements.
(2)
Long-term investments include $56.9 million in auction-rate securities that have not experienced a successful auction subsequent to year-end. Since the Company cannot predict when future auctions related to these securities will be successful, the Company has classified this amount as long-term investments.

(3)	Short-term investments include $88.9 million in auction-rate securities, of which $62.6 million have been liquidated subsequent to year-end at par plus interest.